UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2013

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Union Blvd., Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 278-2460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors of Rare Element Resources Ltd. (the “Company”) has appointed Mr. Frank Steven Mooney as a director of the Company and member of the Nominating, Corporate Governance and Compensation Committee of the Board, effective October 17, 2013.

Mr. Mooney is the former Chairman and Chief Executive Officer of Thompson Creek Metals Company, a then-privately owned mining and metallurgical company that he founded in 1993 with the purchase of molybdenum assets from Cyprus Minerals Company and AMAX Inc.  Over the next 13 years, he restarted operations and expanded production with the purchase of the Endako Project in British Columbia, Canada.  When sold in 2006, Thompson Creek Metals Company was the second largest primary molybdenum producer in the world.  Since 2006, Mr. Mooney has been the principal of a private equity and investment firm with holdings in oil and gas, minerals, and real estate.  Prior to the formation of Thompson Creek Metals, Mr. Mooney held executive positions with Cyprus Copper Company, a division of Cyprus Minerals, and Gulf Mineral Resources Company, a division of Gulf Oil Corporation.  He has a degree in geological engineering from the Colorado School of Mines and is a registered professional engineer in Colorado.

To the Company’s knowledge, there is no arrangement or understanding between Mr. Mooney and any other person pursuant to which he was selected to serve as a director.  Additionally, there are no transactions involving the Company and Mr. Mooney that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Mooney will receive compensation in accordance with the Company’s standard director compensation arrangements as described in its 2013 Proxy Circular, dated April 23, 2013.  The Board has granted Mr. Mooney 65,000 common share purchase options under the Company’s 10% Rolling Stock Option Plan, effective as of the date of his appointment, each option having a term of five years and an exercise price of $2.09.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 18, 2013

Rare Element Resources Ltd.

            /s/ David Suleski

By:

Name: David Suleski

Title:   Chief Financial Officer

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